Exhibit 10.5
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [*], HAS BEEN EXCLUDED BECAUSE VIVINT SMART HOME, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VIVINT SMART HOME, INC. IF PUBLICLY DISCLOSED.
THIRD AMENDMENT
TO SECOND AMENDED & RESTATED CONSUMER FINANCING SERVICES AGREEMENT
Effective Date: March 31, 2021
WHEREAS, APX Group, Inc. (“Vivint” or “Company”) and Citizens Bank, N.A. (“Citizens” or “Supplier”, and together with Vivint, the “Parties”) entered into that certain Second Amended and Restated Consumer Financing Services Agreement dated as of May 31, 2017 (as amended, the “Agreement”);
WHEREAS, the Agreement contemplates the provision of Loans to finance the purchase of Company Products, and the Parties desire to transition to the provision of lines of credit by Citizens to finance the purchase of Company Products;
WHEREAS, the Parties desire to amend certain provisions of the Agreement;
NOW, THEREFORE, for valid and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.New Definitions. The following defined terms are hereby added to the Agreement:
a.“Line of Credit” or “LOC” means any extension of credit to a Consumer to finance acquisition of a Company Product pursuant to the Program and includes lines of credit under the Program approved and serviced by Supplier for Borrowers who satisfy the requirements of the Supplier’s credit and underwriting policies, including both active and inactive LOCs, and which may carry a 0% APR or other APR %.
b.“LOC-Financed Amount” means the aggregate sales price (including all sales and other applicable taxes, installation charges, and all shipping, handling and delivery charges) for all Company Products included in one (1) order by a Borrower and financed with availability under an LOC.
c. “LOC Documentation” means with respect to LOCs, all Credit Applications, Credit Agreements, any program privacy policies, all billing statements and all online material that displays LOC information (in each case whether the foregoing are in electronic or paper form); provided, however, that LOC Documentation shall not include Company invoices, sales slips, delivery and other receipts or other indicia of the sale of Company Products by Company.
d.“Program A LOC” means any LOC approved and serviced by Supplier for Borrowers with an indicative credit score of at least [*] and who otherwise meet the Supplier’s credit and underwriting policies, in Supplier’s sole and absolute discretion.
e.“Program B LOC” means any LOC approved and serviced by Supplier for Borrowers with an indicative credit score of between [*] and [*] and who otherwise meet the Supplier’s credit and underwriting policies, in Supplier's sole and absolute discretion (but not, for the avoidance of doubt, for Borrowers with an indicative credit score of at least [*] who were not approved for a Program A LOC, unless the process for making a Program-Specific Change, including good faith discussion of any related requests to adjust pricing, is followed pursuant to Section 3.3.1 below to allow Supplier to assign Applicants with an indicative credit score of at least [*] to Program B instead of Program A).
f.“Swap Curve” means, with respect to each LOC-Financed Amount, taking into account the repayment term for such LOC-Financed Amount, the reference rate, swap curve or average set forth in the “Benchmark Instrument” column of the LOC pricing chart set forth on Annex 2. [*]. The Parties acknowledge and agree that Libor and Libor-based benchmarks are sunsetting, and as such the Parties agree to use the prevailing published market swap curve indexes and benchmark instruments as reasonably identified by Supplier’s treasury function by reference to public market data sources for comparable maturities.
2.Switch from Loans to LOCs. Beginning on March 31, 2021, Supplier will begin to offer LOCs to finance Consumers’ acquisition of Company Products through the Program in addition to Loans. Supplier will cease offering Loans under the Program thirty (30) days after such LOC launch date (the “Transition Period”); provided that Company may extend such Transition Period by up to ninety (90) days in its sole discretion upon notice to Supplier at least ten (10) days before the end of such thirty-day period.
3.Addition of LOCs. The words “or an LOC” shall be added after the word “Loan” everywhere it appears in the definitions of “Borrower”, “Credit Agreement”, “Credit Application”, “Online Service Center”, and in Sections 2.1.2.8 and 2.2.3 (including subsections). The words “or LOC(s)” shall be added after the word “Loans” and “Loan” everywhere each appears in the definitions of “Credit Losses”, “Credit Services”, “Program”, “Program A Loans”, “Program B Loans” and in Section 2.1.2.3, the first paragraph after the table in Section 2.4.1, Sections 3.1.3, 3.1.5, 3.1.16, 5.1, 5.2, 5.5, 18.4.1, 18.4.2, 24 and 25.3. The words “or LOC Documentation” are added after the words “Loan Documentation” everywhere they appear in the definition of “Program Materials”. The words “or LOC-Financed Amount” shall be added after the words “Loan Amount” everywhere they appear in Sections 2.1.2.5, 4.1.4 and 9.1. During the Transition Period, the words “or a Program A LOC” shall be added after the words “Program A Loan” and the words “or, in the case of a LOC, the Supplier’s credit and underwriting policies (in Supplier’s sole and absolute discretion), as applicable” shall be added after the words “Supplier Credit Policy” in Section 3.1.14 and, from and after the Transition Period, the words “Program A Loan” and “Supplier Credit Policy” in Section 3.1.14 shall be replaced by “Program A LOC” and “Supplier’s credit and underwriting policies (in Supplier’s sole and absolute discretion)” respectively. During the Transition Period, the words “or a Program B LOC” shall be added after the words “Program B Loan” and the words “or, in the case of a LOC, the Supplier’s credit and underwriting policies (in Supplier’s sole and absolute discretion) for Program B LOCs, as applicable” shall be added after the words “Supplier Credit Policy” in Section 3.1.15 and, from and after the Transition Period, the words “Program B Loan” and “Program B Loans Credit Policy” in Section 3.1.15 shall be replaced by “Program B LOC” and “Supplier’s credit and underwriting policies (in Supplier’s sole and absolute discretion) for Program B LOCs” respectively.
4.LOC Program Fees. The following new Sections 2.4.4 and 2.4.5 are hereby added to the Agreement:

"2.4.4 Program A LOC Fee. Company shall pay to Citizens a fee (the “LOC-A Program Fee”) with respect to Program A LOCs to be calculated and collected as set forth in this Section and the “LOC Pricing” chart set forth on Annex 2. With respect to each LOC-Financed Amount under a Program A LOC funded before February 1, 2022, the LOC-A Program Fee shall be [*]. With respect to each LOC-Financed Amount under a Program A LOC funded on or after February 1, 2022, the LOC-A Program Fee shall be[*]. For the avoidance of doubt, the first paragraph after the table in Section 2.4.1 (as amended by this Amendment) shall apply to LOCs and LOC-Financed Amounts.

"2.4.5 Program B LOC Fee. Company shall pay to Citizens a fee (the “LOC-B Program Fee”) with respect to Program B LOCs to be calculated and collected as set forth in this Section and the “LOC Pricing” chart set forth on Annex 2. With respect to each LOC-Financed Amount under a Program B LOC funded before February 1, 2022, the LOC-B Program Fee shall be [*], all of which such fee shall be collected by net settlement (without invoice) at the time such LOC-Financed Amount is funded, taking into account in each case the repayment term and payment card type (whether credit, debit or ACH) for each such LOC-Financed Amount as shown in such “LOC Pricing” chart. With respect to each LOC-Financed Amount under a Program B LOC funded on or after February 1, 2022, the LOC-B Program Fee shall be [*], all of which such fee shall be collected by net settlement (without invoice) at the time such LOC-Financed Amount is funded, taking into account in each case the repayment term and payment card type (whether credit, debit or ACH) for each such LOC-Financed Amount as shown in such “LOC Pricing” chart. For Program B LOCs other than 2021 Program B LOCs (as defined in Section 5 below), to the extent that actual losses for any monthly vintage of any LOC-Financed Amount type (taking into account the repayment term and payment card type (whether credit, debit or ACH) reflected in such “LOC Pricing” chart), as such actual losses are determined by Citizens by application of its ordinary course methodology, are more or less than the aggregate “Vivint Expected Losses” percentage amount shown in such “LOC Pricing” chart actually paid by Company with respect to such monthly vintage and LOC-Financed Amount type, Citizens shall promptly either remit to Company the amount of any such shortfall or invoice Company for payment of the amount of any such excess, which such invoices shall be promptly paid by Company.

5.Credit Losses. Section 2.4.2 is hereby amended by (i) adding the following new second sentence thereto: “As it relates to Program A LOCs originated before February 1, 2022 (collectively, the “2021 Program A LOCs”) and all Program B LOCs, [*] shall be solely responsible for Credit Losses associated with such 2021 Program A LOCs [*] and Program B LOCs (up to [*]% of such Credit Losses).”, (ii) adding the words “and/or 2021 Program A LOC and Program B LOC” after the word “Loan(s)” each place it appears, and (iii) adding the words, “(C) with respect to the 2021 Program A LOCs or Program B LOCs, [*]” to the end of the second sentence of the second paragraph thereof.
6.Charge for Paper Adverse Action Notices. The first paragraph after the table in Section 2.4.1 is hereby amended by adding the following new sentence at the end: “In addition, the Company shall be responsible for reimbursing Supplier for any reasonable, out-of-pocket costs and expenses incurred by Supplier in issuing paper adverse action notices to Consumers in connection with their Loans or LOCs under the Program.”
7.Credit Policies and Underwriting. Section 3.1.1 is hereby amended by adding the following new sentences at the end: “Notwithstanding any term or provision to the contrary in this Agreement, as between Supplier and Company, Supplier shall have sole and absolute discretion with respect to LOCs, applications therefor, LOC Documentation, and all Credit Services relating to the Program, including without limitation processing Credit Applications, determining creditworthiness of Applicants and whether an Applicant qualifies for a Program A LOC or a Program B LOC, determining the repayment term length(s) of LOCs and LOC-Financed Amounts and the LOC availability for which an Applicant may qualify, requiring the minimum purchase amount for a transaction to qualify for financing (which such minimum purchase amounts shall initially be [*] for a 6-month repayment term, [*] for a 36-month repayment term, and [*] for a 60-month repayment term), and approving or not approving Credit Applications, and, for the avoidance of doubt, Supplier may unilaterally amend or modify the Supplier’s credit policy and underwriting standards for LOCs and any other aspect of Credit Services for the Program in its sole discretion. Supplier shall give Company prior written notice (and at least sixty (60) days (unless Bank is required to act sooner to mitigate fraud to comply with legal requirements)) of any change that Supplier makes to its credit policy and underwriting standards that relates principally to fraud prevention or mitigation, that is necessary for compliance with Legal Requirements, or that is generally applicable to all similarly-situated Supplier programs and products and not specific to the Program (collectively, “General Changes”). With respect to any other change that Supplier makes to its credit policy and underwriting standards for the Program that is material (including without limitation any change that could reasonably be expected to result in a [*] or greater decrease in the number of approved Credit Applications during a given year or month or a change of more than [*] in the ratio of approvals of Program A LOCs to Program B LOCs during such periods) or that is specific to the Program (a “Program-Specific Change”), Supplier shall provide at least [*] days prior written notice of such change to Company (or, if such change relates principally to fraud prevention or mitigation or is necessary for compliance with Legal Requirements, such lesser notice period as may be reasonably necessary) and shall conduct a testing period of at least [*] days thereafter (including providing any results to Company), except if such change relates principally to fraud prevention or mitigation or is necessary for compliance with Legal Requirements and Supplier cannot reasonably accommodate a testing period [*], except if such change relates principally to fraud prevention or mitigation or is necessary for compliance with Legal Requirements and Supplier cannot reasonably avoid implementation in such timeframe. Following notice of any Program-Specific Change other than any change that relates principally to fraud prevention or mitigation or is necessary for compliance with Legal Requirements, Company shall have the right to request revisions to such changes, and if so requested, Supplier and Company shall discuss such revisions for a period of up to thirty (30) days following the date of Supplier’s notice, following which thirty (30) days’ discussion period the change(s) set forth in Supplier’s notice shall be implemented in accordance with the applicable notice periods; provided, however, if Supplier agrees to make Company’s requested revisions, then a revised version of the changes shall be implemented. If Supplier makes any General Change or Program-Specific Change not consented to by Company that, individually or in the aggregate with other General Changes or Program-Specific Changes made by the Supplier and not consented to by Company, has, will have or would reasonably be expected to have a material adverse effect on the Program or Company (including without limitation any decrease of more than [*] in the number of approved Credit Applications under the Program during a given year or month period or any change of more than [*] in the ratio of Program A LOCs to Program B LOCs during a given year or month period), then Company shall have the right to either terminate this Agreement upon not less than [*] days’ notice to Supplier after implementation of the General Change or Program-Specific Change in question (provided that such thirty-day notice is given within sixty days of such implementation with [*] wind down window) or redirect affected Applicants to Program B or to an alternative financing option. The Company shall act in good faith in considering any proposals by Supplier to make any such Program-Specific Changes and the Supplier shall act in good faith in considering any proposals by the Company to make any changes to the Supplier’s proposed Program-Specific Changes or General Changes. The notice of any proposed Program-Specific Change or General Change from the Supplier shall include (i) a reasonable description of the proposed change and the Supplier’s rationale for the proposed modification, (ii) a good faith forecast reflecting the projected effects of the change on key Program indicators with respect to the affected Applicants and the Program as a whole (including, in each case, the approval rates for new accounts, the mix between Program A LOCs and Program B LOCs and the estimated impact of the change), (iii) the results of any testing done with respect to, or other data or analysis supporting, the proposed change, and (iv) the criteria for applying such change, including the targeted population segment of Applicants.
8.With respect to any acquisition of Company Products financed with availability under a LOC and for which purchase acquisition the Borrower did not select a repayment method at the time of purchase or selected ACH payment, Supplier shall be entitled to deem such Borrower as having selected debit card as the repayment method for the corresponding LOC-Financed Amount and for purposes of accounting for such LOC (including without limitation for purposes of the applicable fees set forth herein), provided that Supplier shall accept repayment based on the actual repayment method used by such Borrower, and provided further that Supplier and Company will jointly review such deemed debit card payment types six months after Supplier has begun to offer LOCs hereunder, and in any event prior to 2022, to determine if such deemed payment types were accurate and to discuss in good faith if a “Pool C” would be appropriate for Customers that do not choose a payment type.”
9.Exclusivity. Section 5.1 is hereby amended by adding the following new sentences at the end: “Notwithstanding anything herein to the contrary, Company has the right to establish a failover program for Loans or extending lines of credit, either directly by the Company or an Affiliate of the Company or pursuant to an agreement with a third party (a “First Look Alternative”), but only for time periods during which Supplier is not meeting any performance standard set forth in Section 2.1 (Systems Uptime) or the first sentence of Section 4.1 (Underwriting and Credit) of Exhibit 2 (Services Level Agreement) to the Agreement; provided that any loan volume under the Secondary Program shall not be included in the loan volume of the First Look Alternative; provided, further, that Company may request, [*], a temporary waiver of the application of this Section 5.1 in order for Company to test such failover program, and Supplier shall consider such waiver in good faith so long as the foregone Credit Application volume is less than [*] of total volume and does not introduce adverse select into the volume mix; provided, further, that it shall not constitute a violation of this Section 5.1 if Company permits a Consumer that is financing (1) [*], (2) any Company Products purchased through a future Company ecommerce program for which Company has permitted Supplier the opportunity to make a right of first offer to Company, subject to Company’s right to seek other offers, and (3) financing of other Company products that are not Company Products. This Section 5.1 shall not apply to the alternative financing option that may be established by Company following a change to credit and underwriting policy as contemplated by Section 3.3.1.”
10.Term and Termination.
a.The first sentence of Section 18.1 is hereby amended and restated to read as follows: “The term of this Agreement, unless renewed or extended as provided herein, shall terminate at 11:59 EST on March 31, 2024 (the “Initial Term”).”

b.Section 18.2.8 is hereby amended and restated to read as follows: “Company may terminate this Agreement as set forth in Section 3.1.1 (as amended by the Third Amendment to the Agreement).”
c.The following new Section 18.2.9 is hereby added to the Agreement: “Supplier may terminate this Agreement upon ninety (90) days’ prior written notice, but not with effect prior to January 1, 2022, in the event that either (a) [*] or(b) [*].
11.Reporting and Records. Supplier will monitor for and report to Company any Credit Applications that list the same phone number or the same email address, and Company shall investigate any such reports to determine if fraudulent activity is present. Company shall conduct all NIS customer pre-qualifications, and record all customer telephone calls, on a recorded line and in a system that allows for retrieval and audits of such recordings, maintain such recordings for at least five years, and, to the extent not prohibited by Law, make such recordings available to Supplier or its designated auditor from time to time upon Supplier’s reasonable request.”
12.Miscellaneous Specific Amendments.
a.The defined term “Credit Application” is hereby amended by adding the following new sentences at the end of such definition: “Each credit application for an LOC must be completed by the Consumer on its own device without assistance with completing such credit application by Company. The link to the credit application form for an LOC will be sent to each Consumer via text message or email by Company, and Company will host the credit application form in exactly the form supplied by Supplier, including Supplier branding, without modification.”
b.The definition of “Company Product” is hereby amended by adding the following at the end of such definition “and any installation, buyout, service or other non-product fees”.
c.The definition of “Company System” is hereby amended by adding the following at the end of such definition “and “vSign” application and Vivint app.”
d.Section 2.1.2.2 is hereby amended and restated to read as follows: “The Credit Services will be either an LOC or, until the date that is thirty (30) days after the launch of the LOC program (or if Company notifies Supplier on or prior to such date, such date may be extended by Company by up to ninety (90) days), an installment loan (as further described herein, a “Loan”) with an APR [*].”
e.Section 2.1.2.3 is hereby amended by adding the following new sentences at the end of such Section: “The aggregate LOC-Financed Amount under any individual LOC shall be from [*] up to [*] for Program A LOCs and [*] for Program B LOCs, and no Borrower shall be eligible for more than one LOC at any one time. LOC term lengths will be either six (6) months, thirty-six (36) months, or sixty (60) months. Applicant eligibility for LOC term length(s) and LOC availability limits shall be determined by Supplier as part of Supplier’s credit and underwriting process in Supplier’s sole and absolute discretion.”
f.Section 9.1 is hereby amended by adding the following new sentence: “Supplier shall not be obligated to fund any LOC-Financed Amount to Company until the Borrower in question has confirmed, either in response to an email or text message sent to such Borrower or, on an exception basis where email or text attempts fail, by recorded voice line, such Borrower’s acceptance of the purchase price of the Company Products (“Customer Confirmations”). Company shall maintain such Customer Confirmations for at least five (5) years, make such Customer Confirmations available to Supplier or its designated auditor from time to time upon request, and report on a quarterly basis as to the rate of email/text attempt failures that led to recorded voice line confirmation instead.”
g.The Procedures Guide attached to the Agreement as Exhibit 3 is hereby deleted and replaced with the new Procedures Guide attached to this Amendment as Annex 1.
h.Section 9.2 of Exhibit 2 is hereby amended and restated in its entirety as follows:
“Complaints Monitoring. All Borrower complaints received by Citizens shall be tracked and shared monthly by Citizens with Company, including complaints obtained by Citizens through executive escalations, escalations arising from contact via Citizens or Company, as well as customer surveys. In addition, all Borrower complaints or reports evidencing an issue with a Line of Credit or lack of proper disclosure of relevant financing terms or lack of awareness (defined above as “customer unaware”) received or identified by Company, regarding the Supplier’s application process, Supplier’s LOC or complaints that would impact Supplier’s reputational risk, shall be tracked and shared monthly by Company with Citizens, with the goal of assisting Supplier in understanding the dynamics and relationship between consumer experience and opinion of the Company Products as delivered and the potential impacts on the Program, in pursuit of maximizing Program performance, customer satisfaction and compliance with bank regulatory requirements. Company shall contact each Borrower that has submitted a complaint, whether to Citizens or to Company, in regard to Company Products financed with availability under a LOC, in order to understand and remediate such complaint to the Borrower’s reasonable satisfaction. Company and Citizens shall agree to goals associated with resolving Borrower complaints relating to Credit Services or Citizens. With the introduction of the Line of Credit program, Citizens and Company will implement certain mutually agreed upon program enhancements aimed at reducing customer complaints regarding the financing process and experience. For the purpose of tracking progress on these efforts, an “Applicable Customer Complaint” will be defined as a customer complaint, with respect to the Program, received by Citizens or brought to Citizens’ attention by Company and regarding the Line of Credit application process or lack of proper disclosure of relevant financing terms in violation of law and which meets Citizens’ ordinary course generally applicable definition of “complaint” as such definition is maintained in compliance with Legal Requirements. Applicable Customer Complaints will not include complaints regarding the performance of Vivint equipment or services, right of rescission cancelations, or other complaints not related to the LOC application process or disclosure of financing terms (and excluding any complaints attributable to disclosure provided by Citizens or hosted on Citizens’ platforms). [*]. Citizens and the Company will reasonably consult with each other with respect to changes in the Applicable Customer Complaint Rate and the effects of any program enhancements undertaken during regularly-scheduled QBRs.”
13.Except as explicitly set forth in this Third Amendment, the Agreement is not amended or modified hereby. Section references used herein are to sections of the Agreement. Defined terms used herein without definition shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first written above.

APX GROUP, INC.                    CITIZENS BANK, N.A.
/s/ Dale R. Gerard__________________            _/s/ Andrew Rostami_______________
Name:     Dale R. Gerard                    Name: Andrew Rostami
Title:     SVP of Finance and Treasurer            Title: President, Citizens Pay